Q3 2006 NET INCOME UP 57.4% OVER Q3 2005 NET INCOME BEFORE 2005 UNUSUAL ITEMS

CHATTANOOGA, Tenn. (October 23, 2006) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the third quarter ended September 30, 2006.

Net sales for the third quarter of 2006 were $171.5 million compared to $149.1 million for the third quarter of 2005, for an increase of 15.0%. Domestic sales accounted for 65.8% and international sales 34.2% of the third quarter revenues of 2006 compared to 80.5% for domestic sales and 19.5% for international sales of the third quarter revenues for 2005. Net income for the third quarter of 2006 was $10.0 million, or $0.46 per diluted share.

Net income for the third quarter of 2005 was $10.0 million, or $0.47 per diluted share. Net income for the third quarter of 2005 included a gain on the sale of the Grapevine, Texas property, a real estate impairment charge and the charge-off of prepaid loan fees. Net income for the third quarter of 2006 was $10.0 million, or $0.46 per diluted share compared to net income excluding unusual items of $6.4 million for the third quarter of 2005, or $0.30 per diluted share, for a 57.4% increase in net income. These unusual items are presented in the attached reconciliation. The gain on the sale of real estate, offset by the impairment charge, is presented on a separate line on the 2005 income statement and the charge-off of prepaid loan fees is included in interest expense set forth therein.

Net sales for the nine months ended September 30, 2006 were $548.5 million compared with $481.6 million in the same period in 2005. Net income for the nine months ended September 30, 2006 was $33.3 million, or $1.52 per diluted share, compared to net income of $27.1 million, or $1.30 per diluted share for the same period in 2005. For the nine months ended September 30, 2005, excluding the unusual items mentioned above, net income was $23.4 million, or $1.12 per diluted share. Net income was $33.3 million for the nine months ended September 30, 2006 compared to net income of $23.4 million excluding unusual items in 2005, for a 42.4% increase.

Condensed consolidated financial statements for the third quarter and the first nine months of 2006 and 2005, and additional information related to segment revenues and profits are attached to this press release.

Astec's backlog at September 30, 2006 was $125.3 million compared with $72.2 million at September 30, 2005, for a 73% increase.

Comments Concerning the Fourth Quarter of 2006: The following discussion is a compilation of "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are pleased with the 15% increase in sales and 160 basis points improvement in gross margin for the third quarter of 2006 over the third quarter of 2005. All segments had increased sales for the quarter and are starting the fourth quarter with greatly improved backlogs totaling $125,000,000.

Customers in general are busy and oil prices have moderated from their high in the second quarter. Legislation to confirm federal funding for 2007 seems to be firming up pending the return of Congress from recess. State tax receipts seem to be doing well. Interest rates appear to be stabilizing. We are pleased with the business climate as we enter the fourth quarter and prepare for opportunities in 2007. Our backlogs give us confidence regarding continued growth through next year."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on October 23, 2006 at 10:00 A.M. Eastern Time to review its third quarter results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210. International participants should dial (201) 689-8049. Please reference Astec Industries, Inc.

The company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website: www.astecindustries.com/investors/corporateinfo/conferencecalls/default.htm. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Monday, October 30, 2006, by dialing (877) 660-6853 or (201) 612-7415 - Account #286, Conference ID # 217560. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within five business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the future generally, the amounts of future highway funding, the effects of increased highway funding and changes in the tax laws on the capital expenditures of the Company's customers, and persistent challenging market conditions. These forward-looking statements reflect management's expectations that are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, further downturns in the economy or delays in any upturns in the economy, rising oil and liquid asphalt prices, a failure to comply with covenants in the Company's credit facility, rising interest rates, decreased funding for highway projects, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2005.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.comor

F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: mhall@astecindustries.comor

Stephen C. Anderson
Director of Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30	September 30
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$ 34,299	$ 21,215
Receivables, net	68,720	60,334
Inventories	151,437	129,867
Prepaid expenses and other	11,718	13,393
Total current assets	266,174	224,809
Property and equipment, net	109,401	96,514
Other assets	25,273	24,239
Total assets	$ 400,848	$ 345,562

Liabilities and shareholders' equity
Current liabilities
Current maturities of long-term debt	$ -	$ 9,700
Accounts payable - trade	39,343	36,358
Other accrued liabilities	58,408	47,544
Total current liabilities	97,751	93,602
Other non-current liabilities	15,064	15,228
Minority interest in consolidated subsidiary	635	574
Total shareholders' equity	287,398	236,158
Total liabilities and shareholders' equity	$ 400,848	$ 345,562

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net sales	$ 171,470	$ 149,103	$ 548,455	$ 481,551
Cost of sales	130,453	115,911	414,896	374,034
Gross profit	41,017	33,192	133,559	107,517
Selling, general, administrative & engineering expenses	25,295	23,400	80,307	69,020
Gain on sale of real estate, net of real estate impairment charge	-	6,531	-	6,531
Income from operations	15,722	16,323	53,252	45,028
Interest expense	421	1,353	1,268	3,518
Other income, net	570	56	1,052	191
Income before income taxes and minority interest	15,871	15,026	53,036	41,701
Income taxes	5,807	4,938	19,666	14,541
Minority interest in earnings	38	29	82	88
Net income	$ 10,026	$ 10,059	$ 33,288	$ 27,072

Earnings per Common Share

Net income:
Basic	$ 0.47	$ 0.49	$ 1.56	$ 1.34
Diluted	$ 0.46	$ 0.47	$ 1.52	$ 1.30

Weighted average common shares outstanding
Basic	21,520,512	20,523,622	21,383,889	20,146,240
Diluted	21,927,051	21,239,420	21,960,133	20,799,050

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended September 30, 2006 and 2005
(Dollars in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2006 Revenues	45,076	69,083	28,961	28,350	-	171,470
2005 Revenues	34,962	63,262	27,964	22,915	-	149,103
Change $	10,114	5,821	997	5,435	-	22,367
Change %	28.9%	9.2%	3.6%	23.7%	-	15.0%

2006 Gross Profit	11,160	16,688	5,989	7,200	(20)	41,017
2006 Gross Profit %	24.8%	24.2%	20.7%	25.4%	-	23.9%
2005 Gross Profit	7,749	15,278	6,380	3,809	(24)	33,192
2005 Gross Profit %	22.2%	24.2%	22.8%	16.6%	-	22.3%
Change	3,411	1,410	(391)	3,391	4	7,825

2006 Profit (Loss)	5,939	7,562	2,029	2,889	(8,188)	10,231
2005 Profit (Loss)	2,223	6,361	3,235	7,538	(9,303)	10,054
Change $	3,716	1,201	(1,206)	(4,649)	1,115	177
Change %	167.2%	18.9%	(37.3%)	(61.7%)	12.0%	1.8%

The gain on the sale of the Grapevine facility during 2005 is included in the Underground Group. The real estate impairment charge during 2005 is included in the Asphalt Group. The charge off of prepaid loan fees during 2005 is included in the "All Others" segment.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income is as follows:

	For the three months ended September 30
	2006	2005
Total profit for all segments	$ 10,231	$ 10,054
Minority interest earnings of subsidiary	(38)	(29)
Recapture (Elimination) of intersegment profit	(167)	34
Consolidated net income	$ 10,026	$ 10,059

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the nine months ended September 30, 2006 and 2005
(Dollars in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2006 Revenues	149,026	217,942	103,199	78,288	-	548,455
2005 Revenues	136,286	186,277	91,384	67,604	-	481,551
Change $	12,740	31,665	11,815	10,684	-	66,904
Change %	9.3%	17.0%	12.9%	15.8%	-	13.9%

2006 Gross Profit	37,981	53,292	24,641	17,687	(41)	133,560
2006 Gross Profit %	25.5%	24.5%	23.9%	22.6%	-	24.4%
2005 Gross Profit	29,592	44,952	21,062	11,974	(63)	107,517
2005 Gross Profit %	21.7%	24.1%	23.0%	17.7%	-	22.3%
Change	8,389	8,340	3,579	5,713	22	26,043

2006 Profit (Loss)	20,722	24,729	12,125	5,328	(29,347)	33,557
2005 Profit (Loss)	14,262	19,046	10,328	8,442	(24,940)	27,138
Change $	6,460	5,683	1,797	(3,114)	(4,407)	6,419
Change %	45.3%	29.8%	17.4%	(36.9%)	(17.7%)	23.7%

The gain on the sale of the Grapevine facility during 2005 is included in the Underground Group. The real estate impairment charge during 2005 is included in the Asphalt Group. The charge off of prepaid loan fees during 2005 is included in the "All Others" segment.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income is as follows:

	For the nine months ended September 30
	2006	2005
Total profit for all segments	$ 33,557	$ 27,138
Minority interest in earnings of subsidiary	(82)	(88)
Recapture (elimination) of intersegment profit	(187)	22
Consolidated net income	$ 33,288	$ 27,072

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
September 30, 2006 and 2005
(Dollars in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2006 Backlog	45,872	58,759	3,569	17,079	-	125,279
2005 Backlog	25,108	40,621	1,748	4,756	-	72,233
Change $	20,764	18,138	1,821	12,323	-	53,046
Change %	82.7%	44.7%	104.2%	259.1%	-	73.4%

Astec Industries, Inc. and Subsidiaries
Reconciliation of Net Income to Net Income Before Unusual Items
(In thousands)
(Unaudited)

	Three Months Ended September 30 2005	Nine Months Ended September 30 2005
Net income	$ 10,059	$ 27,072
Unusual Items net of tax at the statutory rate of 38.6%:
Gain on sale of Grapevine facility	4,736	4,736
Real estate impairment charge	(726)	(726)
Charge off of prepaid loan fees	(319)	(319)
Net income from unusual items	3,691	3,691
Net income before unusual items	$ 6,368	$ 23,381

Earnings per Common Share
Net income:
Basic	$ 0.49	$ 1.34
Diluted	$ 0.47	$ 1.30

Net income from unusual items:
Basic	$ 0.18	$ 0.18
Diluted	$ 0.17	$ 0.18

Net income before unusual items:
Basic	$ 0.31	$ 1.16
Diluted	$ 0.30	$ 1.12

Weighted average common shares outstanding
Basic	20,523,622	20,146,240
Diluted	21,239,420	20,799,050